As filed with the Securities and Exchange Commission on March 16, 2012

Registration No. 333-174498

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ACTIVE NETWORK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0884962
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10182 Telesis Court, Suite 100

San Diego, CA 92121

(Address of Principal Executive Offices)

2002 Stock Option/Stock Issuance Plan

(Full Title of the Plan)

David Alberga

Chief Executive Officer and

Chairman of the Board

Matthew Landa

President and Director

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, CA 92121

(858) 964-3800

(Name and Address of Agent For Service)

Copies to:

Kourosh Vossoughi, Esq.

Chief Legal Officer, General Counsel and SVP

David M. Eisler, Esq.

VP, Senior Securities and Corporate Counsel

The Active Network, Inc.

10182 Telesis Court, Suite 100

San Diego, California 92121

Telephone: (858) 964-3800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

Effective as of April 13, 2011, The Active Network, Inc. (the “Registrant”) adopted the 2011 Equity Incentive Award Plan (“2011 EIP “), which replaces the Registrant’s 2002 Stock Option/Stock Issuance Plan (the “Prior Plan”). No future awards will be made under the Prior Plan. According to the terms of the 2011 EIP, any shares subject to outstanding awards under the Registrant’s Prior Plan that have expired or been cancelled or forfeited after April 13, 2011 are available for issuance under the 2011 EIP. This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 filed May 25, 2011 (File No. 333-174498) (the “Prior Registration Statement”) is filed to deregister 242,383 shares previously registered under the Prior Plan, for which the Prior Registration Statements had remained in effect with respect to outstanding options previously granted under the Prior Plan. The 242,383 shares deregistered by this Post-Effective Amendment will be registered by means of a Registration Statement on Form S-8 that will be filed simultaneously with this Post-Effective Amendment. The associated registration fees previously paid on these shares under the Prior Registration Statement are carried forward to cover the registration fee necessary to register the carry-over shares issuable under the Registrant’s 2011 EIP. The Prior Registration Statement otherwise continues in effect as to the balance of the shares of common stock remaining available for offer or sale pursuant thereto.

There may be additional shares of common stock registered in connection with the Prior Plan that are represented by awards under the Prior Plan that, after April 13, 2011, expire or are cancelled or forfeited without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the Prior Registration Statement, and additional Registration Statements on Form S-8 carrying forward such shares for issuance in connection with the 2011 EIP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 16th day of March, 2012.

THE ACTIVE NETWORK, INC.

By:	/s/ David Alberga
David Alberga
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ David Alberga David Alberga	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	March 16, 2012

/s/ Scott Mendel Scott Mendel	Chief Financial Officer (principal financial and accounting officer)	March 16, 2012

/s/ Matthew Landa Matthew Landa	President and Director	March 16, 2012

* Thomas N. Clancy	Director	March 16, 2012

* Bruns H. Grayson	Director	March 16, 2012

* Stephen L. Green	Director	March 16, 2012

* Joseph Levin	Director	March 16, 2012

* Scott Schultz	Director	March 16, 2012

*By:	/s/ David Alberga
David Alberga Attorney-in-fact